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Exhibit 5.1

                           OSLER HOSKIN & HARCOURT LLP
                             Barristers & Solicitors
                         Box 50, 1 First Canadian Place
                        Toronto, Ontario, Canada M5X 1B8

September 29,  2003

Moore Wallace Incorporated
1200 Lakeside Drive
Bannocliburn, IL 60015

Dear Sirs & Mesdames:

We have acted as Ontario counsel to Moore Wallace Incorporated, a corporation continued under the laws of Canada (the "Registrant"), in connection with the Moore Wallace Incorporated 2003 Long Term Incentive Plan (the "Plan"). We understand that the Registrant has filed a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 10,000,000 common shares in the capital of the Registrant (the "Shares") issuable upon the grant of restricted stock and upon the exercise of options, in each case, granted or to be granted to certain employees and others of the Registrant pursuant to the Plan.

For purposes of expressing the opinion set forth herein, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Registrant.

We are solicitors qualified to practice law in the Province of Ontario and express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that,

(i) upon the exercise of options granted under the Plan which have been or are duly granted pursuant to the terms of the Plan and are duly exercised and paid for in accordance with their terms, the terms of the Plan and the terms of the resolution of the board of directors of the Registrant pursuant to which such options have been or are granted, the Shares so issued will be outstanding as fully paid and non-assessable; and

(ii) upon the grant of restricted stock under the Plan which has been or is duly granted pursuant to the terms of the Plan and the receipt by the Registrant of the consideration specified by the resolution of the board of directors of the Registrant approving the grant of such restricted stock, the Shares so issued will be outstanding as fully paid and non-assessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act of 1033 or the rules and regulations promulgated thereunder.

Yours very truly,

/S/  OSLER HOSKIN & HARCOURT LLP